Exhibit 99.1

For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

SM ENERGY PRICES $350 MILLION PRIVATE OFFERING
OF SENIOR UNSECURED NOTES

DENVER, CO January 31, 2011 – SM Energy Company (NYSE: SM) today announces that it has priced a private offering of $350 million of 6.625% senior unsecured notes due 2019.  The Company increased the size of the offering from the previously announced $250 million to $350 million.  These senior notes will be issued at par.  The offering is expected to close on February 7, 2011, subject to customary closing conditions.

SM Energy intends to use the net proceeds from the offering to repay borrowings outstanding under the Company’s credit facility, to fund its ongoing capital expenditure program, and for general corporate purposes.

The notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.  The notes may be resold by the initial purchasers pursuant to Rule 144A and Regulation S under the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act of 1933, and is neither an offer to sell nor a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.

ABOUT THE COMPANY

SM Energy Company, formerly named St. Mary Land & Exploration Company, is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas and crude oil. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at sm-energy.com.

INFORMATION ON FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  SM Energy cautions that any statements contained in this press release that are not strictly historical statements constitute forward-looking statements. Such forward looking statements include, but are not limited to, the Company’s expectations regarding the use of proceeds of the offering. These statements are based upon current beliefs or expectations and are subject to various risks and uncertainties, including those set forth in the “Risk Factors” section of SM Energy’s Annual Report on Form 10-K, its Quarterly Reports filed on Form 10-Q, and other filings with the Securities and Exchange Commission. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities law.